                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                              -----------------
                                                              2001(a)     2000
                                                              -------    ------
Share information reflects an adjustment on a pro forma
  basis for a common stock split in the form of a 50 percent common stock dividend paid July 28, 2000.
Numerator:
Income before cumulative effect of an accounting change.....  $1,538     $1,346
Cumulative effect of an accounting change, net of tax.......      (6)        --
                                                              ------     ------
Net income (applicable to common stock).....................  $1,532     $1,346
                                                              ======     ======
Denominator:
Basic:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock..............................................   2,477      2,491
  Common stock in treasury..................................    (143)      (171)
                                                              ------     ------
Average outstanding shares -- basic.........................   2,334      2,320
                                                              ------     ------
Diluted:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock..............................................   2,477      2,491
  Common stock in treasury..................................    (143)      (171)
Stock options and stock purchase plan (treasury stock
  method)...................................................      25         26
                                                              ------     ------
Average outstanding shares -- diluted.......................   2,359      2,346
                                                              ------     ------
Net income per share:
  Basic
     Income before cumulative effect of an accounting
      change................................................  $ 0.66     $ 0.58
                                                              ------     ------
     Net income.............................................  $ 0.66     $ 0.58
                                                              ------     ------
  Diluted
     Income before cumulative effect of an accounting
      change................................................  $ 0.65     $ 0.57
                                                              ------     ------
     Net income.............................................  $ 0.65     $ 0.57
                                                              ------     ------

---------------
(a) The number of common shares outstanding as of March 31, 2001 was 2,331. The number of common shares that would have been outstanding as of March 31, 2001 assuming the exercise or issuance of all potentially dilutive common shares 2,356.